Exhibit 10.1

TAX SHARING AGREEMENT

BY AND AMONG

CHENIERE ENERGY, INC.

AND ITS AFFILIATED COMPANIES

AND

CHENIERE ENERGY PARTNERS LP HOLDINGS, LLC

AND ITS AFFILIATED COMPANIES

December 18, 2013

- ii -

TAX SHARING AGREEMENT

This Tax Sharing Agreement (the “Agreement”), is entered into as of this December 18, 2013 (the “Effective Date”), by and between CHENIERE ENERGY, INC., a Delaware corporation (“CEI”) and CHENIERE ENERGY PARTNERS LP HOLDINGS, LLC, a Delaware limited liability company (“Holdings”).

RECITALS

WHEREAS, CEI is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Code, which currently files a consolidated federal income tax return;

WHEREAS, CEI owns all of the interests in Holdings, Holdings has been and is currently a member of the CEI Group (as defined below) and the Holdings Group (as defined below) includes various entities that join with CEI in the filing of a consolidated U.S. federal income tax return, in addition to limited liability companies and other entities organized under the laws of domestic jurisdictions;

WHEREAS, CEI intends to effect an initial public offering (“IPO”) of Holdings common shares that will reduce CEI’s ownership of Holdings to not less than the amount required for CEI to satisfy the stock ownership requirement set forth in Section 1504(a)(2) of the Code with respect to the shares of Holdings;

WHEREAS, in contemplation of the IPO, CEI, on behalf of itself and its present and future subsidiaries other than any member of the Holdings Group (the “CEI Group”), and Holdings, on behalf of itself and other Holdings Group Members (together, the “Holdings Group”), are entering into this Agreement to provide for the allocation between the CEI Group and the Holdings Group of all responsibilities, liabilities and benefits relating to all Taxes paid or payable by either group for the tax periods, or portions thereof, beginning on or after the Effective Date and to provide for certain other matters.

NOW, THEREFORE, in consideration of the mutual agreements, provisions, and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions. The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Accounting Referee” is defined in Section 8.11 herein.

“Affiliate” of any person means any person, corporation, partnership or other entity directly or indirectly controlling, controlled by or under common control with such person.

“Affiliated Group” means an affiliated group of corporations within the meaning of Section 1504(a) of the Code for the taxable period in question.

“CEI” is defined in the Recitals to this Agreement.

“CEI Group” is defined in the Recitals to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the taxable period in question.

“Combined Group” means a group of corporations or other entities that files a Combined Return.

“Combined Return” means any Tax Return (other than for Federal Income Tax) filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis that includes activities of members of Holdings Group and the CEI Group.

“Consolidated Group” means the Affiliated Group of which CEI is the common parent corporation.

“Consolidated Return” means a Tax Return filed with respect to Federal Income Taxes for the Consolidated Group.

“Deconsolidation” means the event that reduces the amount of Holdings common shares owned directly or indirectly by CEI to be less than the amount required for CEI to satisfy the stock ownership requirement set forth in Section 1504(a)(2) of the Code with respect to the shares of Holdings.

“Deconsolidation Date” means the date a Deconsolidation occurs.

“Deconsolidation Year” means the taxable year in which a Deconsolidation Date occurs.

“Deemed NOL Amount” means the amount of Holdings’ gross deferred tax liabilities for financial reporting purposes immediately prior to the Effective Date, increased by the aggregate losses recognized by Holdings Group on the Holdings Group Pro Forma Consolidated Returns, and decreased by the aggregate amount previously utilized by Holdings Group on the Holdings Group Pro Forma Consolidated Returns; provided that in no event will the amount of the Deemed NOL Amount exceed CEI’s then available consolidated net operating loss carryforward.

“Disputed Tax Issue” is defined in Section 6.01(a) herein.

“Disputed Tax Issue Indemnitee” is defined in Section 6.01(a) herein.

“Disputed Tax Issue Indemnitor” is defined in Section 6.01(a) herein.

“Effective Date” is defined in the Recitals to this Agreement.

“Federal Income Tax” means any Tax imposed under Subtitle A of the Code or any other provision of United States Federal Income Tax law (including, without limitation, the Taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code), and any interest, additions to Tax or penalties applicable or related thereto.

“Final Determination” means the final resolution of any Tax (or other matter) for a taxable period, including related interest or penalties, that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (i) by the expiration of a statute of limitations or a period for the filing of claims for refunds, amending Tax Returns, appealing from adverse determinations, or recovering any refund (including by offset), (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (iii) by a closing agreement or an accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under laws of other jurisdictions, (iv) by execution of an Internal Revenue Service Form 870 or 870-AD, or by a comparable form under the laws of other jurisdictions (excluding, however, with respect to a particular Tax Item for a particular taxable period any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency with respect to such Tax Item for such period), or (v) by any allowance of a refund or credit, but only after the expiration of all periods during which such refund may be adjusted.

“Holdings” is defined in the Recitals to this Agreement.

“Holdings Group” is defined in the Recitals to this Agreement.

“Holdings Group Combined Tax Liability” means, with respect to any taxable period, the Holdings Group’s liability for Taxes owed with respect to Combined Returns, as determined under Section 3.03 or Section 5.03 of this Agreement as the case requires.

“Holdings Group Federal Income Tax Liability” means, with respect to any taxable period, the Holdings Group’s liability for U.S. Federal Income Taxes, as determined under Section 3.02 or Section 5.02 of this Agreement as the case requires.

“Holdings Group Members” means those entities or divisions of entities included in the Holdings Group as set forth on Exhibit A hereto.

“Holdings Group Pro Forma Combined Return” means a pro forma Combined Return or other schedule prepared pursuant to Section 3.03 or Section 5.03 of this Agreement as the case requires.

“Holdings Group Pro Forma Consolidated Return” means a pro forma consolidated U.S. Federal Income Tax Return or other schedule prepared pursuant to Section 3.02 or Section 5.02 of this Agreement as the case requires.

“Indemnifying Party” means the Party that breaches any warranty, representation or covenant in this Agreement or has a payment obligation pursuant to this Agreement.

“Indemnified Party” means the Party receiving payments from the Indemnifying Party pursuant to this Agreement.

“IPO” is defined in the Recitals to this Agreement.

“IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to, its agents, representatives, and attorneys.

“Notice” is defined in Section 8.01 herein.

“Party” means each of CEI and Holdings, and, solely for purposes of this definition, “CEI” includes the CEI Group and “Holdings” includes the Holdings Group, all as of the Deconsolidation Date. Each of CEI and Holdings shall cause the CEI Group and the Holdings Group, respectively, to comply with this Agreement.

“Post-Deconsolidation Period” means any period beginning after the Deconsolidation Date.

“Pre-Deconsolidation Period” means any period ending on or before the Deconsolidation Date.

“Required Tax Attribute Carryback” is defined in Section 5.08 hereof.

“State Tax Sharing Agreements” means (i) the Tax Sharing Agreement dated November 9, 2006, between CEI and Sabine Pass LNG, L.P., (ii) the Tax Sharing Agreement dated August 9, 2012, between CEI and Sabine Pass Liquefaction, LLC, and (iii) the Tax Sharing Agreement dated May 28, 2013, between CEI and Cheniere Creole Trail Pipeline, L.P.

“Tax” means any of the Taxes.

“Tax Attribute” means one or more of the following attributes of a member of the Holdings Group: (i) with respect to the Consolidated Return, a net operating loss, a net capital loss, an unused investment credit, an unused foreign tax credit, an excess charitable contribution, a U.S. federal minimum tax credit or U.S. federal general business credit (but not tax basis or earnings and profits) and (ii) any comparable Tax Item reflected on a Combined Return.

“Tax Authority” means a governmental authority (foreign or domestic) or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including, without limitation, the U.S. Internal Revenue Service).

“Tax Controversy” means any audit, examination, dispute, suit, action, litigation or other judicial or administrative proceeding initiated by Holdings, CEI, the IRS or any other Tax Authority.

“Tax Item” means any item of income, gain, loss, deduction or credit, or other item reflected on a Tax Return or any Tax Attribute.

“Tax Return” means any return, report, certificate, form or similar statement or document (including, any related or supporting information or schedule attached thereto and any information return, amended Tax Return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxes” means all forms of taxation, whenever created or imposed, and whenever imposed by a national, local, municipal, governmental, state, federation or other body, and without limiting the generality of the foregoing, shall include net income, alternative or add-on minimum tax, gross income, sales, use, ad valorem, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp occupation, premium, property, windfall profit, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties, or other additions to tax, or additional amounts imposed by any Tax Authority.

Any term used but not capitalized herein that is defined in the Code or in the Treasury Regulations thereunder, shall to the extent required by the context of the provision at issue, have the meaning assigned to it in the Code or such regulation.

ARTICLE II.

PREPARATION AND FILING OF TAX

RETURNS PRIOR TO DECONSOLIDATION YEAR

Section 2.01 Manner of Filing.

(a) For periods after the Effective Date and prior to any Deconsolidation Year, CEI shall have the sole and exclusive responsibility for the preparation and filing of, and shall prepare and file or cause to be prepared and filed: (1) all Consolidated Returns and (2) all Combined Returns.

(b) For periods after the Effective Date and prior to the Deconsolidation Year, the Holdings Group shall have the sole and exclusive responsibility for the preparation and filing of, and shall prepare and file or cause to be prepared and filed, all Tax Returns of the Holdings Group Members other than those provided for in Section 2.01(a).

ARTICLE III.

ALLOCATION OF TAXES PRIOR TO DECONSOLIDATION YEAR

Section 3.01 Liability of the Holdings Group for Consolidated and Combined Taxes. For each taxable year, or portion thereof, ending prior to the Deconsolidation Year and beginning on or after the Effective Date, the Holdings Group shall be liable to CEI for an amount equal to the Holdings Group Federal Income Tax Liability and the Holdings Group Combined Tax Liability to the extent such liabilities are paid by CEI.

Section 3.02 Holdings Group Federal Income Tax Liability. With respect to each taxable year or portion thereof ending prior to the Deconsolidation Year and beginning on or after the Effective Date, the Holdings Group Federal Income Tax Liability for such taxable period shall be the Federal Income Taxes for such taxable period, as determined on a Holdings Group Pro Forma Consolidated Return prepared:

(a) assuming that the members of the Holdings Group were not included in the Consolidated Group and by including only Tax Items of members of the Holdings Group that are included in the Consolidated Return;

(b) except as provided in Section 3.02(e) hereof, using all elections, accounting methods and conventions used on the Consolidated Return for such period;

(c) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period;

(d) assuming that the Holdings Group has a net operating loss carryforward equal to the Deemed NOL Amount (as reasonably determined by CEI) available to offset the Holdings Group’s pro forma federal income tax liability for such period; and

(e) assuming that the Holdings Group elects not to carry back any net operating losses.

Section 3.03 Holdings Group Combined Tax Liability. With respect to any taxable year, or portions thereof, ending prior to the Deconsolidation Year and beginning on or after the Effective Date, the Holdings Group Combined Tax Liability shall be the sum for such taxable period of the Holdings Group’s liability for Taxes owed with respect to Combined Returns, as determined on the Holdings Group Pro Forma Combined Returns prepared in a manner consistent with the principles and procedures set forth in Section 3.02 hereof.

Section 3.04 Preparation and Delivery of Pro Forma Tax Returns. Not later than ninety (90) days following the date on which the related Consolidated Return or Combined Return, as the case may be, is filed with the appropriate Tax Authority, CEI shall prepare and deliver to Holdings pro forma Tax Returns calculating the Holdings Group Federal Income Tax Liability or the Holdings Group Combined Tax Liability which is attributable to the period covered by such filed Tax Return.

Section 3.05 Holdings Payment.

(a) For Federal Income Tax Liability. If the Holdings Group incurs a pro forma Holdings Group Federal Income Tax Liability (as determined under this Article III), Holdings shall pay to CEI, if CEI in its sole discretion demands such payment, an amount equal to such Tax liability.

(b) For Combined Tax Liability. If the Holdings Group incurs a pro forma Holding Group Combined Tax Liability (as determined under this Article III), Holdings shall pay to CEI, if CEI in its sole discretion demands such payment, an amount equal to such Tax liability reduced by any payments received by CEI under the State Tax Sharing Agreements.

(c) Holdings shall pay the amount determined pursuant to this Section 3.05 to CEI, on or before 60 days after the date for filing, taking into account any extensions of time within which to file that have been granted, the Consolidated Return or the Combined Return to which such payments relate.

Section 3.06 Subsequent Changes in Treatment of Tax Items. For any taxable year ending prior to the Deconsolidation Year and beginning on or after the Effective Date, in the event of a change in the treatment of any Tax Item of any member of the Consolidated Group or a Combined Group as a result of a Final Determination, CEI shall calculate the change to the Holdings Group Federal Income Tax Liability or the Holdings Group Combined Tax Liability (including any adjustment to the Deemed NOL Amount).

Section 3.07 State and Local Filings. Any Taxes associated with the filing of a separate Tax Return in a state or local jurisdiction with respect to a Holdings Group Member shall be allocated to and paid directly by such member. Any Taxes and Tax Attributes associated with the filing of a Combined Return in a state or local jurisdiction that includes the Tax Items of one or more Holdings Group Members shall be allocated to such members by CEI in a manner consistent with the principles set forth in this Article III and consistent with past practices.

ARTICLE IV.

PREPARATION AND FILING OF TAX RETURNS FOR AND AFTER THE

DECONSOLIDATION YEAR

Section 4.01 Manner of Filing. Except to the extent otherwise provided herein, all Tax Returns filed with U.S. federal and state Tax Authorities for the Deconsolidation Year shall be prepared (in the absence of a controlling change in law or circumstances or consent of CEI with such consent not to be unreasonably withheld) consistent with past practices, elections, accounting methods, conventions, and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar items have been filed prior to the Deconsolidation Date.

Section 4.02 Pre-Deconsolidation Tax Returns. Except as provided in Section 4.03(b) hereof, all Tax Returns required to be filed for the portion of the Deconsolidation Year ending on the Deconsolidation Date shall be filed by the party who would bear responsibility under Section 2.01 hereof if such Tax Returns were for the periods prior to the Deconsolidation Year.

Section 4.03 Post-Deconsolidation Tax Returns.

(a) Tax Returns of the Holdings Group for the portion of the Deconsolidation Year beginning after the Deconsolidation Date and all periods after the Deconsolidation Year shall be filed by Holdings and all Tax Returns of the CEI Group for the portion of the Deconsolidation Year beginning after the Deconsolidation Date and all periods after the Deconsolidation Year shall be filed by CEI.

(b) All Holdings Group state or local income Tax Returns for the Deconsolidation Year that are filed based on a complete fiscal year (i.e. there is not a Tax year end as of the Deconsolidation Date) shall be filed by Holdings.

(c) If Deconsolidation occurs for federal Tax purposes but Combined Returns are still required to be filed under applicable law, the CEI and Holdings Tax departments will develop procedures consistent with this Agreement for handling such Combined Returns.

Section 4.04 Tax Attributes, Initial Determination and Subsequent Adjustments. Within ninety (90) days following a Deconsolidation Date, CEI shall notify Holdings of the aggregate amount of Tax Attributes of the Consolidated Group and all Combined Groups that CEI has determined are allocable to the Holdings Group as of the Deconsolidation Date, as calculated in accordance with the appropriate provisions of the Code and the Treasury Regulations thereunder by CEI. The notice provided by CEI to Holdings hereunder shall include supporting documentation which details the calculation of Tax Attributes allocated to the Holdings Group as of the Deconsolidation Date. Within sixty (60) days after filing the Consolidated Return for the taxable year that includes the Deconsolidation Date, CEI shall notify Holdings of any adjustments in the Tax Attributes of the Consolidated Group and all Combined Groups as of the Deconsolidation Date and shall provide to Holdings supporting documentation which details the recalculation of Tax Attributes of the Consolidated Group and all Combined Groups allocable to the Holdings Group as of the Deconsolidation Date. If in subsequent Tax years, a Final Determination results in an adjustment to the Tax Attributes on the Tax records of CEI as of the Deconsolidation Date, CEI shall promptly notify Holdings of the adjustment within sixty (60) days after receiving written notice of such Final Determination, and shall provide Holdings with supporting documentation which details the recalculation of Tax Attributes of the Consolidated Group and all Combined Groups allocable to the Holdings Group as of the Deconsolidation Date.

Section 4.05 Accumulated Earnings and Profits, Initial Determination and Subsequent Adjustments. Within ninety (90) days following a Deconsolidation Date, CEI shall notify Holdings of the balance of accumulated earnings and profits on CEI’s Tax records as of the Deconsolidation Date which are allocable to the Holdings Group, as calculated in accordance with the appropriate provisions of the Code and the Treasury Regulations thereunder (including Section 312(h) of the Code and Treasury Regulations § 1.312-10 or any successor regulation thereto) by CEI. The notice provided by CEI to Holdings hereunder shall include supporting documentation which details the calculation of earnings and profits allocated to the Holdings Group as of the Deconsolidation Date. Within sixty (60) days after filing the Consolidated Return for the taxable year that includes the Deconsolidation Date, CEI shall notify Holdings of any adjustments in the CEI earnings and profits as of the Deconsolidation Date and shall provide to Holdings supporting documentation which details the recalculation of CEI earnings and profits allocable to the Holdings Group as of the Deconsolidation Date. If in subsequent Tax years, a Final Determination results in an adjustment to the accumulated earnings and profits on the Tax records of CEI as of the Deconsolidation Date, CEI shall promptly notify Holdings of the adjustment within sixty (60) days after receiving written notice of such Final Determination, and shall provide Holdings with supporting documentation which details the recalculation of CEI earnings and profits allocable to the Holdings Group as of the Deconsolidation Date.

ARTICLE V.

ALLOCATION OF TAXES FOR AND AFTER DECONSOLIDATION YEAR;

ALLOCATION OF ADDITIONAL TAX LIABILITIES

Section 5.01 Liability of the Holdings Group for Consolidated and Combined Taxes. For the Deconsolidation Year, the Holdings Group shall be liable to CEI for an amount equal to the Holdings Group Federal Income Tax Liability and the Holdings Group Combined Tax Liability to the extent such liability was paid by CEI.

Section 5.02 Holdings Group Federal Income Tax Liability. With respect to the Deconsolidation Year, the Holdings Group Federal Income Tax Liability for such taxable period shall be the Federal Income Taxes for such taxable period, as determined on an Holdings Group Pro Forma Consolidated Tax Return prepared:

(a) assuming that the members of the Holdings Group were not included in the Consolidated Group and by including only Tax Items of members of the Holdings Group that are included in the Consolidated Return;

(b) except as provided in Section 5.02(e) hereof, using all elections, accounting methods and conventions used on the Consolidated Return for such period;

(c) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period;

(d) assuming that the Holdings Group has a net operating loss carryforward equal to the Deemed NOL Amount (as reasonably determined by CEI) available to offset the Holdings Group’s pro forma federal income tax liability for such period; and

(e) assuming that the Holdings Group elects not to carry back any net operating losses.

Section 5.03 Holdings Group Combined Tax Liability. With respect to the Deconsolidation Year, the Holdings Group Combined Tax Liability shall be the sum for such taxable period of the Holdings Group’s liability for Taxes owed with respect to Combined Returns, as determined on the Holdings Group Pro Forma Combined Returns prepared in a manner consistent with the principles and procedures set forth in Section 5.02 hereof.

Section 5.04 Preparation and Delivery of Pro Forma Tax Returns. Not later than ninety (90) days following the date on which the related Consolidated Return or Combined Return, as the case may be, is filed with the appropriate Tax Authority, CEI shall prepare and deliver to Holdings pro forma Tax Returns calculating the Holdings Group Federal Income Tax Liability or the Holdings Group Combined Tax Liability, which is attributable to the period covered by such filed Tax Return.

Section 5.05 Holdings Payment. For the Deconsolidation Year, Holdings will pay CEI (a) the pro forma Holdings Group Federal Income Tax Liability and (b) the pro forma Holdings Group Combined Tax Liability reduced by any payments received by CEI pursuant to the State Tax Sharing Agreements, within sixty (60) days following the delivery to Holdings by CEI of a Holdings Group Pro Forma Consolidated Tax Return or a Holdings Group Pro Forma Combined Return, as the case may be.

Section 5.06 Subsequent Changes in Treatment of Tax Items. For the Deconsolidation Year, in the event of a change in the treatment of any Tax Item of any member of the Consolidated Group or a Combined Group as a result of a Final Determination, CEI shall calculate the change to the Holdings Group Federal Income Tax Liability or Holdings Group Combined Tax Liability (including any adjustment to the Deemed NOL Amount).

Section 5.07 Allocation of Additional Tax Liabilities.

(a) Refunds. Each Party shall be entitled to retain or be paid all refunds of Tax received, whether in the form of payment, credit or otherwise, from any Tax Authority with respect to any Tax for which such Party is responsible under this Article V.

(b) Allocation of Taxable Items. CEI shall determine the amounts of income, gain, loss, deduction, and credit of the Holdings Group for the Pre-Deconsolidation Period that are properly includible in the Consolidated Return for the taxable year which includes the Deconsolidation Date. For all relevant purposes of this Agreement, the members of the Holdings Group and each Holdings Combined Group shall cease to be members of the Consolidated Group as of the end of the Deconsolidation Date, and the Holdings Group shall cause the book of account of the Holdings Group to be closed for accounting and Tax purposes as of the end of the Deconsolidation Date in accordance with CEI’s direction. In determining consolidated taxable income for the taxable period that ends on the Deconsolidation Date, the income and other items of the Holdings Group shall be determined in good faith by CEI in accordance with Treasury Regulations §§ 1.1502-76(b)(1), 1.1502-76(b)(2)(i) and 1.1502-76(b)(2)(iv) and no election shall be made under § 1.1502-76(b)(2)(ii)(D) to ratably allocate items. However, an allocation shall be made in good faith by CEI under Treasury Regulations § 1.1502-76(b)(2)(iii) if such allocation is determined by CEI in good faith to be necessary to appropriately allocate items in the event the Deconsolidation Date occurs on any date other than the last day of any month.

Section 5.08 Tax Attributes of Holdings Not Carried Back. With respect to any Tax Attributes incurred by the Holdings Group in a Post-Deconsolidation Period, Holdings shall not, and shall cause each member of the Holdings Group to not, elect to carry back Tax Attributes to a Pre-Deconsolidation Period. In the event the applicable Tax law requires a Tax Attribute of the Holdings Group arising in a Post-Deconsolidation Period to be carried back to a Pre-Deconsolidation Period Tax Return of CEI or other member of the CEI Group (such Tax Attribute being a “Required Tax Attribute Carryback”), Holdings shall notify CEI of such Required Tax Attribute Carryback sixty (60) days prior to the date such Tax Return must be filed and Holdings shall timely provide CEI with all information reasonably necessary to properly account for such Required Tax Attribute Carryback on such Tax Return. If a Required Tax Attribute Carryback that is reported on a Tax Return filed by CEI or other member of the CEI Group produces an actual Tax savings to CEI or other member of the CEI Group, CEI shall pay Holdings an amount equal to such savings within sixty (60) days following the filing of such Tax Return.

ARTICLE VI.

TAX DISPUTE INDEMNITY; CONTROL OF PROCEEDINGS; COOPERATION AND

EXCHANGE OF INFORMATION

Section 6.01 Tax Dispute Indemnity and Control of Proceedings.

(a) Whenever a Party becomes aware of the existence of an issue which relates to any Tax liability of the other Party (a “Disputed Tax Issue” of such other Party), and the rights or responsibilities under this Agreement of such Party may be affected by the resolution of such Disputed Tax Issue, such Party (a “Disputed Tax Issue Indemnitee”) shall promptly notify the other Party (the “Disputed Tax Issue Indemnitor”) of the Disputed Tax Issue. The Disputed Tax Issue Indemnitor has the right to defend, handle, settle or contest at its cost any Disputed Tax Issue.

(b) Except as provided in this Article VI, CEI shall have full responsibility and discretion in handling, settling or contesting any Tax Controversy involving a Tax Return for which it has a filing responsibility under this Agreement. Holdings shall have full responsibility and discretion in handling, settling or contesting any Tax Controversy involving a Tax Return for which it has filing responsibility under this Agreement. Except as otherwise provided in this Article VI, any costs incurred in handling, settling or contesting any Tax Controversy shall be borne by the Party having full responsibility and discretion thereof.

Section 6.02 Cooperation and Exchange of Information.

(a) Each Party shall cooperate fully at such time and to the extent reasonably requested by the other Party in connection with the preparation and filing of any Tax Return or claim for refund, or the conduct of any audit, dispute, proceeding, suit or action concerning any issues or other matters considered in this Agreement. Such cooperation shall include, without limitation, the following: (i) forwarding promptly copies of appropriate notices and forms or other communications received from any Tax Authority (including any IRS revenue agent’s report or similar report, notice of proposed adjustment, or notice of deficiency) or sent to any Tax Authority or any other administrative, judicial or other governmental authority that relate to a Disputed Tax Issue; (ii) the retention and provision on demand of Tax Returns, books, records (including those concerning ownership and Tax basis of property which either Party may possess), documentation or other information relating to the Tax Returns, including accompanying schedules, related workpapers, and documents relating to rulings or other determinations by Taxing Authorities, until the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof) subject to the provisions of Section 6.02(e) hereof; (iii) the provision of additional information, including an explanation of material provided under clause (i) of Section 6.02(a) hereof, to the extent such information is necessary or reasonably helpful in connection with the foregoing; (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of a Tax Return by CEI or Holdings or of their respective subsidiaries, or in connection with any audit, dispute, proceeding, suit or action; and (v) such Party’s commercially reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing.

(b) Both Parties shall use reasonable efforts to keep each other advised as to the status of Tax audits or Tax Controversies involving a Disputed Tax Issue and cooperate in a defense with respect to a Disputed Tax Issue in any Tax Controversy.

(c) Each Party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with any of the foregoing matters.

(d) If either Party fails to provide any information requested pursuant to Section 6.02 hereof within a reasonable period, as determined in good faith by the Party requesting the information, then the requesting Party shall have the right to engage a public accounting firm to gather such information, provided that thirty (30) days prior written notice is given to the unresponsive Party. If the unresponsive Party fails to provide the requested information within thirty (30) days of receipt of such notice, then such unresponsive Party shall permit the requesting Party’s public accounting firm full access to all appropriate records or other information as reasonably necessary to comply with the requirements of Section 6.02 hereof and shall reimburse the requesting Party or pay directly all costs connected with the requesting Party’s engagement of the public accounting firm.

(e) Upon the expiration of any statute of limitations, the documentation of CEI or Holdings or any of their respective subsidiaries, including, without limitation, books, records, Tax Returns and all supporting schedules and information relating thereto, shall not be destroyed or disposed of unless (i) the Party proposing such destruction or disposal provides sixty (60) days prior written notice to the other Party describing in reasonable detail the documentation to be destroyed or disposed of and (ii) the recipient of such notice agrees in writing to such destruction or disposal. If the recipient of such notice objects, then the Party proposing the destruction or disposal shall promptly deliver such materials to the objecting Party at the expense of the objecting Party.

Section 6.03 Reliance on Exchanged Information. If either Party supplies information to the other Party upon such Party’s request, and an officer of the requesting Party intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the Party supplying such information shall certify, to the best of such Party’s knowledge, the accuracy and completeness of the information so supplied.

Section 6.04 Payment of Tax and Indemnity. CEI shall timely pay (or shall cause to be timely paid) all Taxes of the Consolidated Group, of any Combined Group and of any entity or person that is not a member of the Holdings Group and shall indemnify and hold harmless Holdings for all liability for Taxes of any member of the Consolidated Group, of any Combined Group or of any other person or entity that is not a member of the Holdings Group assessed against any member of the Holdings Group pursuant to Treasury Regulations § 1.1502-6 or any analogous or similar law.

ARTICLE VII.

WARRANTIES AND REPRESENTATIONS; INDEMNITY

Section 7.01 Warranties and Representations Relating to Actions of CEI and Holdings. Each of CEI and Holdings warrants and represents to the other that:

(a) it is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own, lease and operate its properties, to carry on its business as presently conducted and to carry out the transactions contemplated by this Agreement;

(b) it has duly and validly taken all action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(c) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms subject, as to the enforcement of remedies, to (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement or creditors’ rights generally from time to time in effect and (ii) to general principles of equity, whether enforcement is sought in a proceeding at law or in equity; and

(d) the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with any of the provisions of this Agreement will not (i) conflict with or result in a breach of any provision of its certificate of incorporation, certificate of formation, or by-laws, (ii) breach, violate or result in a default under any of the terms of any agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or affecting any of its properties or assets.

Section 7.02 Calculation of Indemnity Payments. Except as otherwise provided under this Agreement, to the extent that the Indemnifying Party has an indemnification or payment obligation to the Indemnified Party pursuant to this Agreement, the Indemnified Party shall provide the Indemnifying Party with its calculation of the amount of such obligation. The documentation of such calculation shall provide sufficient detail to permit the Indemnifying Party to reasonably understand the calculation. All indemnification payments shall be made to the Indemnified Party or to the appropriate Tax Authority as specified by the Indemnified Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within thirty (30) days after delivery by the Indemnified Party to the Indemnifying Party of written notice of an indemnification obligation. Any disputes with respect to indemnification payments shall be resolved in accordance with Section 8.11 below.

Section 7.03 Prompt Performance. All actions required to be taken by any Party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

Section 7.04 Interest. Payments pursuant to this Agreement that are not made within the period prescribed in Section 7.02 shall bear interest (compounded daily) from and including the date immediately following the last date of such period through and including the date of payment at a rate equal to the Federal short-term rate or rates established pursuant to Section 6621 of the Code for the period during which such payment is due but unpaid.

Section 7.05 Tax Records. The Parties to this Agreement hereby agree to retain and provide on proper demand by any Tax Authority (subject to any applicable privileges) the books, records, documentation and other information relating to any Tax Return until the later of (a) the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof), (b) the date specified in an applicable records retention agreement entered into with the IRS, (c) a Final Determination made with respect to such Tax Return and (d) the final resolution of any claim made under this Agreement for which such information is relevant. Notwithstanding the prior sentence, no Party may destroy any such records without the approval of all other Parties to this Agreement as described in Section 6.02 hereof.

Section 7.06 Continuing Covenants. Each Party agrees (1) not to take any action reasonably expected to result in a new or changed Tax Item that is detrimental to the other Party and (2) to take any action reasonably requested by the other Party that would reasonably be expected to result in a new or changed Tax Item that produces a benefit or avoids a detriment to such other Party; provided that such action does not result in any additional cost not fully compensated for by the requesting Party. The Parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the Parties with respect to matters otherwise covered by this Agreement.

ARTICLE VIII.

MISCELLANEOUS PROVISIONS

Section 8.01 Notice. Any notice, demand, claim, or other communication required or permitted to be given under this Agreement (a “Notice”) shall be in writing and may be personally serviced, provided a receipt is obtained therefor, or may be sent by certified mail, return receipt requested, postage prepaid, or may be sent by telecopier, with acknowledgment of receipt requested, to the either of the Parties at the following addresses (or at such other address as one Party may specify by notice to the other Party):

CEI at:	Cheniere Energy, Inc.
700 Milam Street, Suite 800
Houston, Texas 77002
Telecopier Number: (713) 375-6000
Attn: Director of Taxes

Holdings at:	Cheniere Energy Partners LP Holdings, LLC
700 Milam Street, Suite 800
Houston, Texas 77002
Telecopier Number: (713) 375- 6000
Attn: Director of Taxes

A Notice which is delivered personally shall be deemed given as of the date specified on the written receipt therefor. A Notice mailed as provided herein shall be deemed given on the third business day following the date so mailed. A Notice delivered by telecopier shall be deemed given upon the date it is transmitted. Notification of a change of address may be given by either Party to the other in the manner provided in Section 8.01 hereof for providing a Notice.

Section 8.02 Required Payments. Unless otherwise provided in this Agreement, any payment of Tax required shall be due within thirty (30) days of a Final Determination of the amount of such Tax.

Section 8.03 Injunctions. The Parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

Section 8.04 Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the Parties shall, in connection with entering into this Agreement, perform its obligations hereunder and take any and all actions relating hereto, comply with all applicable laws, regulations, orders, and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other Party with all such information as such Party may reasonably request in order to be able to comply with the provisions of this sentence.

Section 8.05 Parties in Interest. Except as herein otherwise specifically provided, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any person, firm or corporation other than the Parties and their respective successors and permitted assigns.

Section 8.06 Setoff. All payments to be made under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

Section 8.07 Change of Law. If, due to any change in applicable law or regulations or the interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the Parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 8.08 Termination and Survival. Notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) or until otherwise agreed to in writing by CEI and Holdings, or their successors.

Section 8.09 Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by CEI and Holdings, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.10 Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in the State of Delaware.

Section 8.11 Resolution of Certain Disputes. Any disagreement between the Parties with respect to any matter that is the subject of this Agreement, including, without limitation, any disagreement with respect to any calculation or other determinations by CEI hereunder, which is not resolved by mutual agreement of the Parties, shall be resolved by a nationally recognized independent accounting firm chosen by and mutually acceptable to the Parties hereto (an “Accounting Referee”). Such Accounting Referee shall be chosen by the Parties within fifteen (15) business days from the date on which one Party serves written notice on the other Party requesting the appointment of an Accounting Referee, provided that such notice specifically describes the calculations to be considered and resolved by the Accounting Referee. In the event the Parties cannot agree on the selection of an Accounting Referee, then the Accounting Referee shall be any office or branch of the public accounting firm of KPMG. The Accounting Referee shall resolve any such disagreements as specified in the notice within thirty (30) days of appointment; provided, however, that no Party shall be required to deliver any document or take any other action pursuant to this Section 8.11 if it determines that such action would result in the waiver of any legal privilege or any detriment to its business. Any resolution of an issue submitted to the Accounting Referee shall be final and binding on the Parties hereto without further recourse. The Parties shall share the costs and fees of the Accounting Referee equally.

Section 8.12 Confidentiality. Except to the extent required to protect a Party’s interests in a Tax Controversy, each Party shall hold and shall cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such Party) concerning the other Party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by the Party to which it was furnished, (ii) in the public domain through no fault of such Party, or (iii) later lawfully acquired from other sources by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Agreement. Each Party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

Section 8.13 Costs, Expenses and Attorneys’ Fees. Except as expressly set forth in this Agreement, each Party shall bear its own costs and expenses incurred pursuant to this Agreement. In the event either Party to this Agreement brings an action or proceeding for the breach or enforcement of this Agreement, the prevailing party in such action, proceeding, or appeal, whether or not such action, proceeding or appeal proceeds to final judgment, shall be entitled to recover as an element of its costs, and not as damages, such reasonable attorneys’ fees as may be awarded in the action, proceeding or appeal in addition to whatever other relief the prevailing party may be entitled. For purposes of Section 8.13 hereof, the “prevailing party” shall be the Party who is entitled to recover its costs; a Party not entitled to recover its costs shall not recover attorneys’ fees. No sum for attorneys’ fees shall be counted in calculating the amount of the judgment for purposes of determining whether a Party is entitled to recover its costs or attorneys’ fees.

Section 8.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Section 8.15 Severability. The Parties hereby agree that, if any provision of this Agreement should be adjudicated to be invalid or unenforceable, such provision shall be deemed deleted herefrom with respect, and only with respect, to the operation of such provision in the particular jurisdiction in which such adjudication was made, and only to the extent of the invalidity, and any such invalidity or unenforceability in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All other remaining provisions of this Agreement shall remain in full force and effect for the particular jurisdiction and all other jurisdictions.

Section 8.16 Entire Agreement. This Agreement and the State Tax Sharing Agreements contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all other agreements, whether or not written, in respect of any Tax between or among any member or members of the CEI Group, on the one hand, and any member or members of the Holdings Group, on the other hand, and all such other agreements (other than the State Tax Sharing Agreements) are hereby terminated.

Section 8.17 Assignment. This Agreement is being entered into by CEI and Holdings on behalf of themselves and each member of the CEI Group and Holdings Group, respectively. This Agreement shall constitute a direct obligation of each such member and shall be deemed to have been readopted and affirmed on behalf of any corporation which becomes a member of the CEI Group or Holdings Group in the future. CEI and Holdings hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of each member of the CEI Group and Holdings Group, respectively. CEI and Holdings shall, upon the written request of the other, cause any of their respective group members to formally execute this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the successors, assigns and persons controlling any of the corporations bound hereby for so long as such successors, assigns or controlling persons are members of the CEI Group or the Holdings Group or their successors and assigns.

Section 8.18 Fair Meaning. This Agreement shall be construed in accordance with its fair meaning and shall not be construed strictly against the drafter.

Section 8.19 Effective Date. This Agreement is effective on the Effective Date.

Section 8.20 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.

Section 8.21 Construction. In this Agreement, unless the context otherwise requires the terms “herein,” “hereof,” and “hereunder” refer to this Agreement.

SPACE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the day and year first above written.

Cheniere Energy, Inc.

By:	/s/ H. Davis Thames

Name:	H. Davis Thames

Title:	Senior Vice President and Chief Financial Officer

Cheniere Energy Partners LP Holdings, LLC

By:	/s/ H. Davis Thames

Name:	H. Davis Thames

Title:	Chief Financial Officer

EXHIBIT A

ENTITIES COMPRISING THE HOLDINGS GROUP

I.	For U.S. Federal Income Tax Purposes

1.	Cheniere Energy Partners LP Holdings, LLC

2.	CQH Holdings Company

II.	For Taxes (Other than for U.S. Federal Income Tax) Filed on a Consolidated, Combined, or Unitary Basis

1.	Cheniere Energy Partners LP Holdings, LLC

2.	CQH Holdings Company

3.	Cheniere Energy Partners, L.P.

4.	Cheniere Energy Investments, LLC

5.	Sabine Pass Liquefaction Expansion, LLC

6.	Sabine Pass LNG-GP, LLC

7.	Sabine Pass LNG-LP, LLC

8.	Sabine Pass LNG, L.P.

9.	Sabine Pass Tug Services, LLC

10.	Sabine Pass Liquefaction, LLC

11.	Cheniere Midstream Services, LLC

12.	Cheniere NGL Pipeline, LLC

13.	Cheniere Pipeline GP Interests, LLC

14.	Cheniere Creole Trail Pipeline, L.P.